Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement on Form S-3 and related Prospectus of DCP Midstream Partners, LP for the registration of $150,000,000 of common units representing limited partner interests and to the incorporation by reference therein of our report dated March 1, 2011, with respect to the consolidated financial statements of Discovery Producer Services LLC, included in the Annual Report (Form 10-K) of DCP Midstream Partners, LP for the year ended December 31, 2010, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Tulsa, Oklahoma

June 20, 2011